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                                                           FOR IMMEDIATE RELEASE

             CARIBINER INTERNATIONAL ANNOUNCES DEFINITIVE AGREEMENT TO SELL COMMUNICATIONS BUSINESS TO THE JACK MORTON COMPANY

NEW YORK, March 14, 2000 - Caribiner International, Inc. (NYSE: CWC) today announced that it has signed a definitive agreement to sell substantially all of its worldwide Communications Group to The Jack Morton Company, part of The Allied Communications Group of The Interpublic Group of Companies, Inc. (NYSE:
IPG) for $90 million in cash. The acquisition is expected to close in April, subject to customary closing conditions, including Hart-Scott-Rodino approval, and the consent of Caribiner's senior lenders.

After the closing of the transaction, Caribiner will focus on its remaining audiovisual services businesses. These businesses include hotel audiovisual outsourcing services, equipment rentals and related staging services.

Commenting on the announcement, Christopher A. Sinclair, Caribiner's Chairman and Chief Executive Officer, said, "During the past year we have been exploring strategic alternatives to improve shareholder value and strengthen the financial condition of the Company. The sale of our Communications Group will allow us to reduce Caribiner's debt and permit management to focus its energy and resources exclusively on the Company's audiovisual services businesses. Our audiovisual businesses are performing strongly and we are committed to further improving upon the strategic position and performance of these assets. This sale will also allow the combined forces of the Communications Group of Caribiner and Jack Morton to build and grow a formidable and unparalleled powerhouse in an industry that has traditionally been highly fragmented."

The Communications Group of Caribiner International specializes in providing integrated communication events worldwide that target their clients' most important and influential audiences. These audiences include employees, partners, investors, first tier customers and virtually anyone that must be influenced first with a corporate message or brand initiative. The Group's core services include meetings and events, product launches, trade shows and exhibits, sales and marketing services, performance improvement solutions, and digital media solutions.

Caribiner International, Inc. is a leading business communication services company, providing integrated creative solutions and related audiovisual and staging services to assist clients in delivering business critical messages to key constituencies through a variety of communications media. The Company has offices throughout the United States, as well as in the United Kingdom, Australia, Hong Kong and New Zealand. Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.

The Jack Morton Company is the pioneer and industry leader in Experiential Communications (R) -- creating brand-building events and programs using live presentation, interactive media, exhibits and environmental design, film and video, live entertainment and training. Jack Morton is part of The Interpublic Group of Companies, Inc. (NYSE: IPG), one of the largest advertising and marketing communications organizations in the world. Headquartered in New York, Jack Morton has offices throughout the US and Europe. Jack Morton can be visited at their Web site at www.jackmorton.com.

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For further information, contact:
Robert F. Burlinson                                 Brainerd Communicators, Inc.
Chief Financial Officer                             Mike Smargiassi
Caribiner International, Inc.                       212-986-6667
212-541-5300